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                                                  EXHIBIT J

         Transmission and Distribution Support Agreement


     This Agreement for the support of transmission and distribution services is entered into this ____ day of _________, 1996, by and between NEES Transmission Services, Inc. (NEES Trans), a Massachusetts corporation, New England Power Company
(NEP), a Massachusetts corporation, Massachusetts Electric Company
(MECO), a Massachusetts corporation, The Narragansett Electric Company (NECO), a Rhode Island corporation, and Granite State Electric Company (GSE), a New Hampshire corporation. NEES Trans is a newly created subsidiary of the New England Electric System. NEP, MECO, NECO and GSE are also subsidiaries of the New England Electric System and are affiliates of NEES Trans. MECO, NECO, and GSE are collectively referred to as the Distribution Affiliates.

I.   Basic Understandings and Purpose
     To respond to the Federal Energy Regulatory Commission's comparable transmission service policies, NEES Trans has been created to provide transmission services over (i) facilities owned and controlled by NEP, and (ii) facilities of others where such facilities are integrated with NEP's transmission facilities and NEP holds contractual rights for their use. NEES Trans, under this Agreement, will manage the use of NEP, MECO, NECO, and GSE's facilities and entitlements as set forth herein to provide
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Wholesale Transmission Service.  NEES Trans will pay charges to support the costs of those facilities and entitlements, and will make those facilities available to its affiliated companies and to unaffiliated wholesale transmission customers on nondiscriminatory and comparable terms. For NEES Trans to be able to provide these services it must have control of the transmission capabilities currently subject to NEP's control. Additionally it must have rights to use the Distribution Affiliates' distribution system in order to efficiently provide complete transmission service for certain wholesale transactions. This Agreement sets forth the terms and conditions of the transfer of control of NEP's transmission system and contract rights to NEES Trans, and provides for NEES Trans to use the Distribution Affiliates' systems for the purpose of providing Wholesale Transmission Services.

II.  Definitions
     "Distribution Service" shall mean the transmission of
electric power either (i) from the point of interconnection of facilities controlled by NEES Trans with facilities of a Distribution Affiliate to a wholesale transmission customer of
NEES Trans interconnected with the facilities of the Distribution Affiliate, or (ii) from generation resources transmitted across facilities of a Distribution Affiliate to the point of
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interconnection with facilities controlled by NEES Trans.
     "Distribution System" shall mean those facilities which are owned or supported by a Distribution Affiliate and are not NEP Transmission Facilities.
     "FERC" is the Federal Energy Regulatory Commission or its successor agency having regulatory jurisdiction over this Agreement.
     "NEES Trans Tariffs" shall mean the Point-to-Point Transmission Service Tariff and the Network Integration Transmission Service Tariff filed and maintained by NEES Trans.
     "NEP Transmission Facilities" shall mean all facilities, including ancillary facilities, owned by NEP or owned by the Distribution Affiliates and made available to NEP pursuant to Integrated Facilities Schedule III-B of NEP's Tariff No. 1, and which are used for transmitting electricity between the point of connection:
          i) of the generator radial with the transmission
          network, or if there is no radial, the high voltage side of the generation stepup transformers; or
          ii) with transmission facilities owned by others;
           and:
          i) the point of interconnection with distribution
          facilities; or
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          ii) the point of interconnection with transmission
          facilities owned by others.
In addition, the Combined Use GSU/115kV/345kV transformer associated with NEP's Brayton Point Unit 3 located in Somerset, Massachusetts, will be included in the NEP Transmission
Facilities.
     "NEP Transmission Entitlements" shall mean contractual entitlements to electric transmission services over facilities owned by others, supported in whole or in part by NEP, interconnected with NEP Transmission Facilities or facilities of others that are interconnected with NEP Transmission Facilities, and over which NEP has:
          i) general wheeling rights; or
          ii) rights to integrate remote all-requirements loads served pursuant to NEP's Tariff No. 1 with NEP's power supply resources.
      Contracts that include NEP Transmission Entitlements are set forth in Schedule A. To the extent that contracts listed in Schedule A also include some rights that are not within the scope of the foregoing definition, only those rights within such contracts that are consistent with this definition shall qualify as NEP Transmission Entitlements.
     "NEP Transmission Obligations" shall mean obligations to others to provide transmission- related services over facilities
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owned by NEP.  Contracts that include NEP Transmission Obligations are set forth in Schedule C. To the extent contracts listed in Schedule C also include some obligations that are not transmission-related services, only those obligations within such contracts that are transmission-related services shall qualify as NEP Transmission Obligations. Transmission-related services shall not include generation related services, such as provision of reactive power.
     "Prudent Utility Practice" shall mean any of the practices, methods and acts that, in the exercise of reasonable judgment in the light of the facts known at the time, could have been expected to accomplish the desired result at reasonable cost consistent with reliability, safety, environmental protection, expedition and the requirements of governmental agencies having jurisdiction. Prudent Utility Practices are not intended to be limited to any particular set of optimum practices, methods or acts to the exclusion of all others, but rather are intended to include a range of possible practices, methods or acts consistent with the above stated criteria.
     "Retail Transmission Service" shall mean all transmission service that is not Wholesale Transmission Service, including transmission service delivering electricity to ultimate customers.
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     "Tariff No. 1" shall mean NEP's FERC Electric Tariff,
Original Volume No. 1 as amended from time to time.
     "Wholesale Transmission Service" shall mean transmission service for wholesale transactions, as authorized under the Federal Power Act and the Energy Policy Act of 1992, (16 U.S.C. 824 et seq.) as in effect on the date of this Agreement.

III. Control and Use of Integrated Transmission Facilities
     A. Except as otherwise provided for in this Agreement, NEP agrees, subject to the terms and conditions of this Agreement, to make the full capacity of all NEP Transmission Facilities available for exclusive use by NEES Trans for NEES Trans to
provide Wholesale Transmission Service under NEES Trans' Tariffs and to fulfill the NEP Transmission Obligations. NEES Trans will have full authority and control over the use, allocation, and dispatch of said facilities for this purpose, except that such authority and control shall be subject to the terms of the General and Refunding Mortgage Indenture and Deed of Trust between NEP and the New England Merchants National Bank dated January 1, 1977, as supplemented from time to time. NECO and MECO hereby consent to the transfer by NEP to NEES Trans of the control and use of their facilities previously used by NEP pursuant to Integrated Facilities Schedule III-B of NEP's Tariff No. 1.
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     B.   NEP agrees, subject to the terms and conditions of this
Agreement, and consistent with the underlying contract and the rights of the facility owner, to make the full capacity of all NEP Transmission Entitlements available to NEES Trans so that NEES Trans may provide Wholesale Transmission Service under NEES Trans' Tariffs and to fulfill the NEP Transmission Obligations. NEES
Trans will have full authority and control over the use, allocation, and dispatch of said facilities for this purpose. If NEP is unable for any reason to accomplish the transfer of use and control over any NEP Transmission Entitlement to NEES Trans, NEP will allow NEES Trans the highest level of control over the use of said entitlement consistent with the contract creating said entitlement.
     C. NEES Trans agrees to pay the support charges determined in accordance with Section V of this Agreement, and any stranded costs billed by NEP under Section III.E of this Agreement.
     D.   NEES Trans agrees to file with FERC and maintain in
force tariffs offering access to the NEP Transmission Facilities and NEP Transmission Entitlements on a comparable and nondiscriminatory basis to wholesale transmission customers.
     E. NEP is providing NEES Trans with the control and use of the NEP Transmission Facilities and Entitlements, and MECO, NECO and GSE are providing NEES Trans Distribution Service solely for the purpose of providing Wholesale Transmission Service. NEES
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Trans shall not use the rights obtained under this Agreement to provide Retail Transmission Service without the express written consent of NEP, MECO, NECO and GSE. NEP shall bill NEES Trans and NEES Trans shall pay NEP for any stranded costs incurred by NEP which result from NEES Trans providing transmission service to any customer using rights obtained by NEES Trans under this Agreement. NEES Trans shall indemnify and hold NEP harmless from any stranded costs incurred by NEP, or any suit, order or liability arising from or in any way associated with NEES Trans' provision of transmission services using rights obtained through this
Agreement.
     F.   NEES Trans agrees, subject to the terms and conditions
of this Agreement, to provide the services and support required to fulfill NEP's obligations and commitments as required by the NEP Transmission Obligations. NEP agrees to notify the other parties to the contracts listed in Schedule C to make payments directly to NEES Trans, to the extent consistent with the contract, and otherwise, NEP agrees to pay or credit all monies received under such contracts to NEES Trans promptly upon receipt.
     G. NEP and NEES Trans agree that all rights and obligations of NEP within the contracts listed in Schedule A that are not NEP Transmission Entitlements, as defined herein, are unaffected by this Agreement and remain with NEP. NEP and NEES
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Trans agree that all rights and obligations of NEP within the contracts listed in Schedule C that are not NEP Transmission Obligations, as defined herein, are unaffected by this Agreement and remain with NEP.
     H. The Distribution Affiliates agree to identify NEP as their Designated Agent for 100% of their respective transmission loads as provided for in the Service Agreements to the NEES Trans Network Integration Transmission Services Tariff with authority as described therein. The Distribution Affiliates agree that NEP will remain their Designated Agent for 100% of their respective transmission loads for as long as the Distribution Affiliates purchase power from NEP pursuant to NEP's Tariff No. 1, unless otherwise consented to by NEP. The authority granted to NEP as Designated Agent will include full authority to designate Network Resources, delete Network Resources and purchase resources other than Network Resources, and to schedule transactions over firm limited interface rights of the Distribution Affiliates. Additionally the Distribution Affiliates grant to NEP all their rights to firm limited interface allocations. NEP will also have the authority to integrate its portion of the Distribution Affiliates' loads and resources with loads and resources of other transmission customers who have similarly designated rights to
NEP.
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     I.   NEP has historically provided retail electric service to
two customers in Vermont and two in Massachusetts in areas outside the Distribution Affiliates' service areas. These customers are identified in Schedule G to this Agreement. The contracts underlying these services remain valid and enforceable against NEP. Therefore NEP must continue to provide these customers service. NEP and NEES Trans agree that the transfer of control and capacity over the NEP Transmission Facilities and NEP Transmission Entitlements excepts whatever rights are necessary for NEP to continue providing service to these customers.

IV.  Operation, Maintenance and Expansion of NEP Owned Facilities
     A. NEES Trans will operate, schedule maintenance, maintain and repair in accordance with Good Utility Practice all NEP Transmission Facilities and facilities used for NEP Transmission Entitlements to the extent that NEP has operated or maintained authority pursuant to those entitlements. The costs of such repairs and maintenance will be paid for by NEP.
     B. Upon NEES Trans' direction, NEP and the Distribution Affiliates, shall take measures to expand the NEP Transmission Facilities that each of them own to accommodate NEES Trans' customers' needs, consistent with the relevant provisions of NEES Trans' Tariffs, as applicable. NEES Trans shall perform or have performed a study analyzing alternatives to meet the NEES Trans
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customer's  request. Upon selection of an alternative, NEP and the
Distribution Affiliates will exercise due diligence to license, engineer and construct the selected alternative expansion of the NEP Transmission Facilities that each of them own. Neither NEP nor the Distribution Affiliates shall be liable to NEES Trans or its customers in the event that construction or expansion is prevented or delayed by law, regulation or an order of a court, regulatory body or other lawful authority, or by the failure of such an agency or authority to grant a necessary authorization, permit or approval.

V.   Support Charges
     A. NEES Trans agrees to pay NEP, on a monthly basis, the cost of service of NEP's Transmission Facilities and the actual cost of all NEP Transmission Entitlements including both fixed and usage based charges as determined by the formula provided in Schedule B, attached hereto.
     B. NEES Trans agrees to pay NEP and the Distribution Affiliates the costs of facilities constructed by each of them to serve individual customers (Direct Assignment Facilities). NEES Trans will identify for NEP and the Distribution Affiliates which facilities are to be treated as Direct Assignment Facilities. Payments to NEP and the Distribution Affiliates will be calculated in accordance with the Schedule DAF formulas under the
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NEES Trans' Tariffs.  NEP and the Distribution Affiliates will separately itemize in their bills to NEES Trans the customer(s) who benefit from each Direct Assignment Facility. NEES Trans may from time to time amend the group of facilities to be treated as Direct Assignment Facilities.
     C. NEP will make arrangements for its customers to pay NEES Trans for NEES Trans' provision of the services required by the NEP Transmission Obligations. If NEP continues to receive revenue from any of the NEP Transmission Obligations, NEP agrees to credit its Transmission Cost of Service under Schedule B, or pay NEES Trans all such revenue.
     D. NEP, the Distribution Affiliates and NEES Trans will issue monthly bills to one another as soon as practicable after the end of the calendar month. Payments by NEES Trans to NEP and the Distribution Affiliates will be due 3 days after payment is scheduled to be received by NEES Trans from its customers, on a rolling basis. NEP, the Distribution Affiliates and NEES Trans may adjust any bill within six (6) months after a bill was rendered, except where such adjustment is based on data provided by NEPOOL in which case an adjustment may be made within twenty-four (24) months after the date the bill is rendered.
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VI.  Interconnection of NEP's Existing Generating Units
     A. NEES Trans and NEP acknowledge that the generating units set forth in Schedule D are presently interconnected with the NEP Transmission Facilities. NEES Trans and NEP agree that these units are interconnected to the satisfaction of NEES Trans. Any new interconnections shall be made in accordance with the requirements of NEES Trans as set forth in its Network Integration Transmission Services Tariff.

VII. Distribution Services
     A. NEES Trans shall have the right to use the Distribution Affiliates' Distribution Systems for the delivery of electric power to wholesale transmission customers whose point of delivery is on the Distribution Affiliates' Distribution Systems and for the transmission of power from generation resources across the Distribution Affiliates' distribution system to the point of interconnection with facilities controlled by NEES Trans.
     B. The Distribution Service provided to NEES Trans hereunder shall have the same priority as the Distribution Affiliates' firm service to their native load customers. In the event that the loading of the Distribution System, or a portion thereof, must be reduced for safe and reliable operation, such reduction in loading will be proportionately allocated among NEES
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Trans customers and the Distribution Affiliates' native load when such curtailments can be accommodated within acceptable operating practices.
     C. The Distribution Service provided under this Agreement is available only for the purpose of providing Wholesale Transmission Service under NEES Trans' Tariffs. NEES Trans agrees that it shall not use the distribution facilities of any Distribution Affiliates for Retail Transmission Service without the express written consent of the affected Distribution Affiliate.
     D. NEES Trans and the Distribution Affiliates agree to provide timely, accurate information to each other in order to facilitate performance of their respective obligations under this Agreement.

VIII.     Additional or Modified Distribution Facilities
     A. Upon NEES Trans' request, any of the Distribution Affiliates shall take measures to expand or modify their Distribution Systems to accommodate customer requests made to NEES Trans for service consistent with the relevant provisions of NEES Trans' Network Integration Service Transmission Tariff or Point-
to-Point Transmission Service Tariff, as applicable.   NEES Trans
will be responsible for making arrangements with the affected Distribution Affiliates for additions and modifications
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to Distribution Systems necessary to serve other Wholesale
Transmission Service customers. Any terms and conditions governing an addition or modification to the Distribution System beyond those included in the NEES Trans Tariffs will be filed with the FERC pursuant to Section 205 of the Federal Power Act.

IX.  Payment for Use of Distribution Facilities
     A. NEES Trans agrees to pay the Distribution Affiliates monthly for the use of their Distribution Facilities in providing Wholesale Transmission Service. The rate for Distribution Service for each of the Distribution Affiliates will be determined annually using the formula provided in Schedule F.
     B. NEES Trans will calculate for every month payment due to each of the Distribution Affiliates for the use of each Distribution Affiliate's respective Distribution System in supplying Wholesale Transmission Service in accordance with NEES Trans' Tariffs, as applicable, and in accordance with NEES Trans' Tariffs, as applicable, and in accordance with Schedule F. NEES Trans will send payment to the respective Distribution Affiliate for the actual use made of its Distribution Facilities within 3 business days after payment is scheduled to be received from NEES Trans' customers, on a rolling basis. NEES Trans will provide with payment the backup information and calculations in order that the Distribution Affiliate will be able to verify the
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calculation of the payment.

X.   Effective Date and Term
     A. This Agreement shall be effective upon the first day of the calendar month following the later of a) the receipt of all regulatory approvals necessary for the formation of NEES Trans;
b) the date that both this Agreement, the NEES Trans Tariffs, and the Service Agreements under the Tariffs become effective either as filed or in a form acceptable to NEP and NEES Trans; c) approval by FERC that NEP's transmission Tariffs Nos. 3, 4 and 8, and the contracts for transmission service listed in Schedule E are superseded by the NEES Trans Tariffs; or d) the date that the amendment of NEP's Tariff No.1 to provide for the crediting of payments for transmission services to NEES Trans by existing
Tariff  No. 1 customers becomes effective.
     B. This Agreement shall remain in effect unless terminated pursuant to the provisions of this Agreement.
     C. This Agreement may be terminated by mutual agreement of the parties, or by any party hereto, upon not less than one year prior written notice to the other parties.
     D.   In the event that this Agreement, the NEES Trans
Tariffs, or other agreements between NEP and NEES Trans necessary to implement the NEES Trans Tariffs are amended, modified, altered or construed in any material respect different from the
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form or meaning at the time this Agreement is entered into, NEP or
NEES Trans shall have the right to terminate this Agreement, upon not less than 30 days written notice to parties to this Agreement.
     E. If this Agreement is terminated and not otherwise replaced by a similar agreement, NEP agrees to continue to provide service under all contracts and obligations undertaken by NEES Trans during the period when this Agreement was in effect.

XI.  Indemnification
     NEES Trans shall indemnify and hold harmless the other parties to this Agreement for any and all damages, losses, claims, demands, suits, recoveries, costs and expenses, including all court costs and attorney fees arising from or in any way associated with Wholesale Transmission Service provided by NEES Trans, or NEES Trans' control, use, operation, maintenance and scheduling of the NEP Transmission Facilities or NEP Transmission Entitlements that results in claims of third parties or in damage or destruction of the property of NEP or the Distribution Affiliates.
     NEP and the Distribution Affiliates shall indemnify and hold NEES Trans harmless, for any and all damages, losses, claims, demands, suits, recoveries, costs and expenses, including all court costs and attorney fees caused by, or resulting from NEP's
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or the Distribution Affiliates' gross negligence or wilful
misconduct, that result in claims by parties not entering into this Agreement, against NEES Trans.

XII. Force Majeure
     No delay or failure in performance of any obligation under this Agreement shall be deemed to exist if it is the result of Force Majeure, as defined herein, and that the party whose performance is affected by Force Majeure uses reasonable efforts to remedy its inability to perform, and that the suspension of performance is no longer than is reasonably required. "Force Majeure" means any cause beyond the reasonable control of the party claiming Force Majeure, and shall include, without limitation, any act of God, labor disturbance, act of the public enemy, war, insurrection, riot, fire, storm or flood, explosion, breakage, accident to, or failure of machinery or equipment, or by any other cause or causes beyond the party's control, including any curtailment, order, regulation or restriction imposed by governmental military or lawfully established civilian authorities, or by the making of necessary repairs upon the property or equipment of either party.
     No party hereunder shall be liable to the any other party for damages for any act, omission, or circumstance occasioned by or in consequence of Force Majeure.
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XIII.     Assignment
     No assignment, pledge or other transfer of this Agreement by any party shall be made without the written consent of the other parties, except an assignment to a company owned by or affiliated with the New England Electric System.

XIV. Amendment
     This Agreement may be amended by mutual agreement of the parties in writing, and subject to all necessary regulatory approvals. Nothing in this Agreement shall be deemed to restrict the right of any party receiving payments under this Agreement to unilaterally make application to the FERC for an amendment to the terms and conditions of this Agreement under the applicable provisions of the Federal Power Act and the rules and regulations thereunder. Additionally, nothing contained herein shall be construed as a waiver of any rights of any party to contest an application to change the terms and conditions of this Agreement.
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XV.  Notices
     Any Notices communicated between the parties under this Agreement, or relating to the rights, obligations or performance of the parties hereunder shall be in writing and shall be effective on delivery. Any such communication shall be delivered in person or by registered or certified mail, postage prepaid.

          Notices to NEP shall be addressed to:
          New England Power Company
               25 Research Drive
          Westborough, MA 01582
          Attention: Administrator of NEES Trans Agreements

          Notices to NEES Trans shall be addressed to:

          NEES Transmission Services, Inc.
          25 Research Drive
          Westborough, MA 01582
          Attention: President

          Notices to MECO shall be addressed to:

          Massachusetts Electric Company
          25 Research Drive
          Westborough, MA 01582
          Attention: President

          Notices to NECO shall be addressed to:

          The Narragansett Electric Company
          280 Melrose Street
          Providence, RI 02901
          Attention: President
          Notices to GSE shall be addressed to:

          Granite State Electric Company
          407 Miracle Mile, Suite 1
          Lebanon, NH  03766
          Attention: President

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XVI. Miscellaneous
     A. This Agreement shall constitute the entire understanding among the parties pertaining to the subject matter of this Agreement and shall supersede any and all previous understandings among the parties pertaining thereto.
     B. This Agreement shall be interpreted and construed in accordance with the Federal Power Act and the rules and regulations of the FERC, as applicable, and the law of the Commonwealth of Massachusetts.
     C. The failure of any party to require strict interpretation of any of the provisions of this Agreement or to exercise any of its rights under this Agreement shall not be construed as a general waiver of any such provision or relinquishment of any such right.
     D. In the event that any clause or provision of this Agreement, or any part thereof, shall be declared invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the other portions of this Agreement.
     E. This Agreement may be executed in any number of counterparts and each shall have the force and effect of the original.
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     IN WITNESS WHEREOF, NEP, NEES Trans, MECO, NECO and GSE, all
intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

New England Power Company     NEES Transmission Services, Inc.
_________________________     ___________________________________
By: _____________________     ___________________________________
By: _____________________     ___________________________________
Its: ____________________      Its: ______________________________


Massachusetts Electric Company     Granite State Electric Company
______________________________     ______________________________
______________________________     ______________________________
By: __________________________     By:___________________________
Its: _________________________     Its: __________________________


               The Narragansett Electric Company
                ________________________________
                 ______________________________
                Its: __________________________